As Filed with the Securities and Exchange Commission on June 13, 1997.

                                                      REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REPUBLIC INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       450 East Las Olas Blvd.
         Delaware                   Fort Lauderdale, Florida 33301                  73-1105145
     (State or other                        (954) 713-5200                       (I.R.S. Employer
      jurisdiction of              (Address, including zip code, and              Identification
     incorporation or              telephone number, including area                    No.)
       organization)                code of registrant's principal
                                          executive offices)

                 --------------------------------------------

                                JAMES O. COLE
                            Senior Vice President
                          Republic Industries, Inc.
                           450 East Las Olas Blvd.
                        Ft. Lauderdale, Florida  33301
                                (954) 713-5200
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copy To:

                           JONATHAN L. AWNER, ESQ.
                      Akerman, Senterfitt & Eidson, P.A.
                              One SE Third Ave.
                            Miami, Florida 33131
                               (305) 374-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------------------------------------------------------------------------------------------------
  Title of each                           Proposed Maximum    Proposed Maximum           Amount of
class of securities       Amount to be     offering price    aggregate offering         registration
 to be registered          registered        per unit(1)          price(1)                   fee
-----------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share..........  11,352,835      $21.71875          $246,569,385.10          $74,718.00

---------------
(1) ESTIMATED pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $21.71875 on June 11, 1997.

                 --------------------------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      REGISTRATION STATEMENT FILE NO. 333-______

PROSPECTUS

                               11,352,835 SHARES


                        REPUBLIC INDUSTRIES INC. (LOGO)

                                  COMMON STOCK

     This Prospectus relates to an aggregate of 11,352,835 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain acquisitions of businesses by the Company and other transactions not involving a public offering, including 130,953 shares which may be offered for sale by certain of the Selling Stockholders who may acquire such shares pursuant to the exercise of certain outstanding warrants. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

        The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through dealers, brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is currently traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "RWIN." As of June 20, 1997, the Common Stock is expected to be traded on The New York Stock Exchange (the "NYSE") under the symbol "RII." On June 12, 1997, the last reported price for the Common Stock as reported by Nasdaq was $20.4375 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                June ___, 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    2
The Company.................................................    3
Risk Factors................................................    4
Use of Proceeds.............................................   10
Selling Stockholders........................................   11
Plan of Distribution........................................   12
Description of Capital Stock................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Incorporation of Certain Documents by Reference.............   15

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;
and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is currently traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006. As of June 20, 1997, the Common Stock is expected to be traded on the NYSE. After the Common Stock is listed on the NYSE, information filed by the Company with the NYSE may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

GENERAL

     The Company is a diversified holding company with subsidiaries operating in the automotive retailing, automotive rental, solid waste services, and electronic security services industries. The Company owns the nation's largest chain of new vehicle dealerships and is building a chain of used vehicle megastores which it operates under the AutoNation USA brand name. The Company also owns National Car Rental System, Inc. ("National"), Alamo Rent-A-Car, Inc. ("Alamo") and Spirit Rent-A-Car, Inc., as well as some of the country's leading solid waste services and electronic security services companies, which operate under their regionally known business names. The Company is aggressively building its existing lines of business through internal growth and acquisitions. The Company is actively negotiating to acquire additional companies in its existing and complementary lines of business.

     The Common Stock is currently traded on Nasdaq under the trading symbol "RWIN." As of June 20, 1997, the Common Stock is expected to be traded on the
NYSE under the trading symbol "RII." The   Company's principal executive
offices are located at 450 East Las Olas Boulevard, Suite 1200, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 713-5200.

                                  RISK FACTORS

     An investment in the shares being offered hereby involves a significant degree of risk. In addition to the other information set forth in this Prospectus, prospective purchasers of the Shares should consider carefully the following factors which may adversely affect the business, financial condition, results of operations and future prospects of the Company, and the prevailing market price and performance of the Company's Common Stock. Certain statements and information contained or incorporated by reference herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things:

     Limited Operations and Operating Losses in Automotive Retailing Business. Prior to August 1996, the Company had no history of operations in automotive retailing and related businesses. The Company has rapidly expanded and currently anticipates that it will continue to rapidly expand its operations in automotive retailing and related businesses, through acquisitions of numerous franchised automotive dealerships and the development of AutoNation USA megastores. AutoNation Incorporated ("AutoNation"), which was acquired by the Company in January 1997, has incurred losses from operations since inception and is expected to continue to incur losses in the foreseeable future. The success of the Company's aggressive development plans in the automotive retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in automotive retailing, vehicle manufacturers' approval and control over dealership franchises, and the building of brand recognition. There can be no assurance that the Company will be successful in the automotive retailing industry or in any related automotive industries which it enters.

     Need for Substantial Additional Capital. Additional capital will be necessary to continue the Company's rapid expansion in its capital intensive lines of business and to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that sufficient financing will be available on a timely basis, if at all, or on terms acceptable to the Company. In the event that financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's business strategy could be impeded and the Company's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Uncertainties in Integrating Operations and Achieving Cost Savings. Many of the companies that the Company has recently acquired, including, but not limited to, Alamo, National and AutoNation, and companies that the Company plans to acquire, are large enterprises with operations in different markets. The success of any business combination is in part dependent on management's ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The challenges posed to the Company's management may be particularly significant because integrating the recently acquired companies must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of cost savings and efficiencies from any such acquisitions or proposed acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.

     Dependence on Vehicle Manufacturers. Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. In connection with the Company's acquisition of franchised automotive dealerships, prior approval of the applicable vehicle manufacturer may be required under the franchise agreement of each franchised automotive dealership to be acquired, subject to state laws protecting a franchisee's right to transfer such franchise. Although the Company has established framework agreements with certain manufacturers to facilitate the acquisition of dealerships operating their franchises, no assurance can be given that such manufacturers or any other manufacturers will approve of any particular franchised automotive dealership acquisition by the Company or will not otherwise seek to impose restrictions on the Company's future acquisitions, operations or capital structure as a condition to granting such approval. In addition, once the Company has acquired a franchised automotive dealership, the Company must operate the dealership in accordance with the applicable franchise agreement. Franchise agreements generally provide the manufacturers with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. Finally, the success of any franchised automotive dealership is dependent, to a large extent, on the success of the vehicle manufacturer. Therefore, the success of the Company's automotive dealerships is dependent on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers of which the Company holds franchises. Any event that may have a material adverse effect on a vehicle manufacturer, such as labor strikes or adverse publicity, may have a material adverse effect on the Company's business, financial condition and future prospects.

     Cost of Vehicle Rental Fleet. Vehicle depreciation is one of the single largest cost components of the Company's automotive rental business, and it is materially affected by vehicle manufacturers' repurchase programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of a vehicle's original capitalized cost and the month in which the vehicle is returned or (ii) the original capitalized cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable vehicle rental companies to accurately project their vehicle depreciation expense. The Company currently has Repurchase Programs with General Motors Corporation ("General Motors"), Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Nissan Motor Corporation U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1996, Alamo and National purchased approximately 97% and 99.5%, respectively, of their U.S. vehicle fleets and a majority of their European vehicle fleets under Repurchase Programs. If vehicle manufacturers reduce the number or mix of vehicles available to vehicle rental companies through Repurchase Programs or increase vehicle costs under Repurchase Programs, there can be no assurance that the Company will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Dependence on Vehicle Manufacturer's Credit. The Company's vehicle rental business depends upon third-party financing for the purchase of revenue earning vehicles for the Company's vehicle rental fleet. Since a substantial portion of such financing is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General Motors, impairing their ability to repurchase vehicles or their investment grade rating could significantly affect the Company's ability to obtain such financing on as favorable terms. In such an event, the Company may be prohibited from borrowing additional amounts under such financing facilities for the purchase of vehicles from such repurchase party, the Company may be required to repay a portion of the indebtedness outstanding under such facilities based on the vehicles to be repurchased by such repurchase party, and the Company may be required to remove the vehicles of such repurchase party from the applicable collateral pool for such facilities, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Dependence on Principal Rental Fleet Supplier. General Motors has been the principal supplier of rental fleet vehicles to the Company's vehicle rental business. Under the terms of the Company's Repurchase Programs with General Motors, the Company's vehicle rental fleets must consist of specified minimum percentages of General Motors vehicles (at least 51% for Alamo and at least 85% for National) during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General Motors were unable to supply the Company's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on the Company's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of the Company's outstanding indebtedness is at floating interest rates. At times, the Company uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect the Company's cost of indebtedness for borrowed money. In addition, most of the Company's debt instruments contain covenants establishing certain financial and operating restrictions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements.

     Regulation of Collision Damage Waivers. Adoption of national or additional state legislation limiting or eliminating the sale, or capping the rates, of collision damage waivers, which constitute a significant percentage of the Company's revenue from vehicle rental operations, could further restrict sales of this product, and additional limitations on potential customer liability could increase the Company's costs in its vehicle rental business.

     Environmental Regulation. It may be necessary to expend considerable time, effort and money to keep the Company's existing or acquired facilities in compliance with applicable federal, state and local requirements which regulate health, safety, environment, zoning and land use, and as to which there may not be adequate insurance coverages or reserves. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage, the disposal, within state boundaries, of waste collected outside of the state. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     Risks of Legal Proceedings. The Company generally will continue to be involved in legal proceedings in the ordinary course of business. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, as well as for automotive retailing megastores and related facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company is currently a party to various legal proceedings, particularly in its automotive rental business, as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company.

     Seasonality; Dependence on Travel Industry and Fuel Supply. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrence that disrupts travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Competitive Environment. All of the Company's businesses operate in highly competitive environments. In addition, the solid waste industry, the electronic security services industry and the automotive retailing industry are each changing as a result of rapid consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.

     Acquisition Strategy. The Company has an aggressive acquisition strategy that has involved, and is expected to continue to involve, the acquisition of a significant number of additional companies. There can be no assurance, however, that significant acquisitions will continue to occur at the same pace or be available to the Company on favorable terms, if at all, or that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale.

     Possible Depressing Effect of Future Sales of Common Stock. Since August 1995 and as of the date hereof, the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders, an aggregate of approximately 319.1 million shares of Common Stock (including the Shares registered hereunder). Future sales of such shares, or the perception that such sales could occur, could adversely affect the market price of Common Stock. There can be no assurance as to when, and how many of, such shares will be sold and the effect such sales may have on the market price of Common Stock. In addition, the Company intends to continue to issue Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. To facilitate the issuance of Common Stock in making acquisitions, the Company has registered an additional
41.2 million shares of Common Stock pursuant to an acquisition shelf registration statement, an aggregate of approximately 6.1 million shares of which have been issued as of June 10, 1997. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a per-ception that such sales could occur, there could be a material adverse effect on the prevailing market price of Common Stock.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on certain key executive officers, the loss of whom (whether such loss is through resignation or other causes) could have a material adverse effect on the Company's business and future prospects and the prevailing market price of the Company's Common Stock.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 10, 1997, and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that each Selling Stockholder may retain upon completion of the Offering. However, assuming all of the Shares offered hereunder are sold by the Selling Stockholders, then unless otherwise noted, after completion of the Offering, none of the Selling Stockholders will own more than one percent of the shares of Common Stock outstanding. Of the 11,352,835 shares offered hereby, 11,221,882 shares are issued and outstanding as of the date of this Prospectus, and an aggregate of 130,953 shares have been reserved for issuance by the Company to certain of the Selling Stockholders upon the exercise of outstanding warrants. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the endnotes to the following table.

                                                                   SHARES TO BE OFFERED
                                            SHARES BENEFICIALLY      FOR THE SELLING
                                              OWNED PRIOR TO          STOCKHOLDER'S
SELLING STOCKHOLDERS                           THE OFFERING              ACCOUNT
--------------------                        -------------------    --------------------
Carlos Aguero (1)                                 964,274(2)              58,480(3)

Apex Investment Fund, L.P. (1)                     14,219                 14,219(3)

Bledco, Ltd. (4)                                    1,241                  1,241

Mary Sue Bledsoe Courtney (4)                     284,055                284,055

Matt C. Bledsoe, IV (4)                           550,767                550,767

William C. Bledsoe (4)                            550,767                550,767

Cathie Brindisi (5)                                57,022                 57,022

Richard Brindisi (5)                              475,392                475,392

Marshall R. Chesrown (6)                        2,384,419              2,384,419

Randall P. Courtney (4)                            40,925                 40,925

Randall P. Courtney and
   Mary Sue Bledsoe
   Courtney, JTWRS (4)                            225,788                225,788

Environmental Venture
   Fund Limited Partnership (1)                    28,439                 28,439(3)

Ronnie E. Green (6)                                 6,881                  6,881

Edward D. Hammer (5)                              773,208                773,208

Mark Hatfield (5)                                  38,118                 38,118

Donald Hubbard (5)                                 75,926                 75,926

Terry Jeffers (5)                                  38,118                 38,118

Steven B. Kalafer (7)                           2,078,677              2,078,677

Suzanne Kalafer (7)                               218,344                218,344

Walter Glen Leach (6)                               8,356                  8,356

Todd A. Maul (6)                                    8,356                  8,356

Richard L. Molenhouse (1)                          12,001                 12,001

Robert S. Molenhouse (1)                           12,001                 12,001

John Morgan (6)                                     4,178                  4,178

Jimmie P. Neeley (6)                               29,492                 29,492

Ohio Savings Financial
   Corporation (5)                                918,862                918,862

The Productivity Fund
   Limited Partnership (1)                         14,219                 14,219(3)

Philip D. Rash (5)                                608,339                608,339

Vincent L. Siravo (6)                              15,975                 15,975

Thomas A. Volini (1)                              193,405(8)              15,596(3)

G. Charles Walbridge (9)                          387,504                387,504

Gregory C. Walbridge (9)                          490,119                490,119

Kevin C. Walbridge (9)                            400,912                400,912

Susan Walbridge-Huller (9)                        405,160                405,160

Jack Williams (10)                                  6,935                  6,935

Jeff Williams (5)                                  75,926                 75,926

Jack Zeman (5)                                     38,118                 38,118

ENDNOTES:


 (1) Served as an officer and/or director of, and/or was an affiliate of, and/or held an equity interest in, Continental Waste Industries, Inc. prior to the Company's acquisition of such company.

 (2) Consists of (a) 905,794 shares held jointly with spouse, and (b) warrants to acquire 58,480 shares.

 (3)  These shares may be issued upon exercise of certain outstanding warrants.

 (4) Served as an officer and/or director of, and/or held an equity interest in, Bledsoe Dodge, Inc. prior to the Company's acquisition of such company. Matt C. Bledsoe, IV, William C. Bledsoe and Randall P. Courtney continue to serve as officers of Bledsoe Dodge, Inc. as of the date of this Prospectus.

 (5) Served as an officer and/or director of, and/or held an equity interest in, Spirit Rent-A-Car, Inc. prior to the Company's acquisition of such company. Richard Brindisi and Edward D. Hammer continue to serve as officers of Spirit Rent-A-Car, Inc. as of the date of this Prospectus.

 (6) Served as an officer and/or director of, and/or held an equity interest in, Chesrown Automotive Group, Inc. and/or certain related entities prior to the Company's acquisition of such companies. Marshall R. Chesrown, Ron
      E. Green, Todd A. Maul, Jimmie P. Neeley and Vincent L. Siravo continue to serve as officers of Chesrown Automotive Group, Inc. and/or certain related entities as of the date of this Prospectus.

 (7) Served as an officer and/or director of, and/or held an equity interest in, Ditschman/Flemington Ford-Lincoln-Mercury, Inc. and/or certain related entities prior to the Company's acquisition of such companies.
      Steven B. Kalafer continues to serve as an officer of Ditschman/Flemington Ford-Lincoln-Mercury, Inc. as of the date of this Prospectus.

 (8) Consists of (a) 157,329 shares held directly, (b) 20,480 shares held by a family limited partnership controlled by Mr. Volini, and (c) warrants to acquire 15,596 shares.

 (9) Served as an officer and/or director of, and/or held an equity interest in, National Serv-All, Inc. and certain affiliated companies prior to the Company's acquisition of such companies. Gregory C. Walbridge and Kevin C. Walbridge continue to serve as officers of National Serv-All, Inc. as of the date of this Prospectus.

(10) Served as an officer and/or director of, and/or held an equity interest in, Cleveland Container Service, Inc. prior to the Company's acquisition of such company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, on the NYSE or other exchanges on which the Common Stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify the Selling Stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

     The Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 1,500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 367,420,684 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of June 6, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Certificate of Incorporation was amended on May 13, 1997 to increase the number of authorized shares of Common Stock to 1,500,000,000 from 500,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 540,000 shares of Republic Common Stock as of the date hereof.

                                    EXPERTS

     The consolidated financial statements (restated) and schedule and supplemental consolidated financial statements for the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, the consolidated financial statements of AutoNation Incorporated and Subsidiaries as of December 29, 1996 and December 31, 1995 and for the 52 week period ended December 29, 1996 and the period from inception (September 12, 1995) to December 31, 1995, the combined financial statements of Kendall Automotive Group as of and for the ten-month period ended October 31, 1996, the consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1996 and for the period from inception (April 4, 1995) to May 31, 1996, and the combined financial statements of AAA Disposal as of and for the year ended December 31, 1996, incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Carlisle Motors, Inc. as of November 30, 1996 and for the eleven month period ended November 30, 1996 and the combined financial statements of the John Lance Company as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by George B. Jones & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto. The consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1995 and December 31, 1994 and for the five month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993 incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of Ed Mullinax, Inc. and Subsidiaries as of April 30, 1996 and 1995 and for each of the two years in the period ended April 30, 1996 incorporated by reference in this Registration Statement have been audited by Dixon, Odom & Co., L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Maroone Automotive Group as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Wallace Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Goldenberg Rosenthal Friedlander LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The financial statements of Taormina Industries, Inc. as of December 31, 1996 and 1995 and for the two years in the period ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The consolidated financial statements of Shad Management Company and Consolidated Investees as of December 31, 1996 and for the period from April 1, 1996 to December 31, 1996 incorporated by reference in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of The Chesrown Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Bailey Saetveit & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto. The consolidated financial statements of Spirit Rent-A-Car, Inc. and subsidiary as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Cohen & Company, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Ditschman/Flemington Ford - Lincoln - Mercury, Inc. and related entities as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Ehrenkrantz Sterling & Co., LLC, independent certified public accountants, to the extent and for the period indicated in their report with respect thereto. The financial statements of Bledsoe Dodge, Inc. as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Bankston Automotive Group as of and for the year ended March 31, 1997 incorporated by reference in this Registration Statement have been audited by Turner & Vedrenne, independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto. The financial statements of York Waste Disposal, Inc. as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Miller & Co. LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. As indicated in their reports with respect hereto, the financial statements and schedule referred to above have been incorporated by reference herein in reliance upon authority of said firms as experts in accounting and auditing in giving said reports.

     The combined financial statements of Grubb Automotive, Inc. as of and for the years ended December 31, 1996 and 1995, appearing in the Company's Current Report on Form 8-K dated June 13, 1997, and the combined financial statements of Grubb Automotive, Inc. as of and for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K dated January 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, and the Company's Current Reports on Form 8-K dated January 3, 1997, January 5, 1997, January 14, 1997, January 16, 1997 (as amended on Form 8-K/A), January 20, 1997, January 27, 1997, January 30, 1997, February 4, 1997, February 24, 1997, February 27, 1997 (as amended on Form 8-K/A), April 10, 1997, May 14, 1997, and June 13, 1997; (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated June 19, 1981, as amended; and (iv) the Company's Proxy Statement dated April 4, 1997 relating to the 1997 Annual Meeting of Stockholders held May 13, 1997, and the Company's Proxy Statement dated December 13, 1996 related to the Special Meeting of Stockholders held January 16, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO JAMES O. COLE, SECRETARY, REPUBLIC INDUSTRIES, INC., 450 EAST
LAS OLAS BOULEVARD, SUITE 1200, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 713-5200.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

 Securities and Exchange Commission Filing Fee . . . . . . . . . . . . . . . . . . . .    $  74,718.00

 Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  10,000.00

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  15,000.00

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  10,000.00

 Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1,000.00
                                                                                          ------------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 110,718.00
                                                                                          ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Bylaws of the Company provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

        Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

NUMBER     EXHIBIT DESCRIPTION
------     -------------------

 4.1 Third Amended and Restated Certificate of Incorporation of Republic Industries, Inc. (incorporated by reference to Exhibit 99 to the Registrant's Current Report on Form 8-K dated May 14, 1997).
 4.2 Bylaws of Republic Industries, Inc., as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
 5.1* Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.
23.1       Consent of Akerman, Senterfitt & Eidson, P.A. (included in
           Exhibit 5.1 above).

23.2*      Consent of Arthur Andersen LLP
23.3*      Consent of George B. Jones & Co., P.C.
23.4*      Consent of Deloitte & Touche LLP
23.5*      Consent of Dixon, Odom & Co., LLP
23.6*      Consent of Ernst & Young LLP
23.7*      Consent of Crowe, Chizek and Company LLP
23.8*      Consent of Goldenberg Rosenthal Friedlander LLP
23.9*      Consent of McGladrey & Pullen LLP
23.10*     Consent of Ehrenkrantz, Sterling & Co., LLC
23.11*     Consent of Bailey Saetveit & Co.
23.12*     Consent of Cohen & Company
23.13*     Consent of Turner & Vedrenne
23.14*     Consent of Miller & Co. LLP
23.15*     Consent of Coopers & Lybrand L.L.P.
23.16*     Consent of KPMG Peat Marwick LLP
------------------------------
* FILED HEREWITH

ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  i)      To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act;

                                  ii)     To reflect in the prospectus any
                                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                                  iii)    To include any material information
                                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 13, 1997.

                           REPUBLIC INDUSTRIES, INC.

                           By:  /s/ H. Wayne Huizenga
                               -----------------------------
                               H. Wayne Huizenga
                               Chairman of the Board and
                               Co-Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on June 13, 1997.

               SIGNATURE                                 TITLE
               ---------                                 -----
 /s/ H. Wayne Huizenga                  Chairman of the Board and
 -------------------------------------  Co-Chief Executive Officer
 H. Wayne Huizenga                      (Principal Executive Officer)

 /s/ Steven R. Berrard                  Co-Chief Executive
--------------------------------------  Officer, President
 Steven R. Berrard                      and Director

 /s/ Michael S. Karsner                 Chief Financial Officer
--------------------------------------  and Senior Vice
 Michael S. Karsner                     President (Principal
                                        Financial Officer)

 /s/ Harris W. Hudson                   Vice Chairman and Director
 -------------------------------------
 Harris W. Hudson

 /s/ Michael R. Carpenter               Vice President and
 -------------------------------------  Corporate Controller
 Michael R. Carpenter                   (Principal Accounting
                                        Officer)

 /s/ Michael G. DeGroote                Director
 -------------------------------------
 Michael G. DeGroote

 /s/ J.P. Bryan                         Director
 -------------------------------------
 J.P. Bryan

 /s/ Rick L. Burdick                    Director
 -------------------------------------
 Rick L. Burdick

 /s/ George D. Johnson, Jr.             Director
 -------------------------------------
 George D. Johnson, Jr.

 /s/ John J. Melk                       Director
 -------------------------------------
 John J. Melk

 /s/ Robert J. Brown                    Director
 -------------------------------------
 Robert J. Brown

                                EXHIBIT INDEX


NUMBER            EXHIBIT DESCRIPTION
------            -------------------
 4.1              Third Amended and Restated Certificate of Incorporation of
                  Republic Industries, Inc. (incorporated by reference to
                  Exhibit 99 to the Registrant's Current Report on Form 8-K
                  dated May 14, 1997).
 4.2              Bylaws of Republic Industries, Inc., as amended to date
                  (incorporated by reference to Exhibit 3.2 to the Registrant's,
                  Annual Report on Form 10-K for the year ended December 31,
                  1995).
 5.1*             Opinion of Akerman, Senterfitt & Eidson, P.A. as to the
                  validity of the Shares.
23.1              Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                  Exhibit 5.1 above).
23.2*             Consent of Arthur Andersen LLP
23.3*             Consent of George B. Jones & Co., P.C.
23.4*             Consent of Deloitte & Touche LLP
23.5*             Consent of Dixon, Odom & Co., LLP
23.6*             Consent of Ernst & Young LLP
23.7*             Consent of Crowe, Chizek and Company LLP
23.8*             Consent of Goldenberg Rosenthal Friedlander LLP
23.9*             Consent of McGladrey & Pullen LLP
23.10*            Consent of Ehrenkrantz, Sterling & Co., LLC
23.11*            Consent of Bailey Saetveit & Co.
23.12*            Consent of Cohen & Company
23.13*            Consent of Turner & Vedrenne
23.14*            Consent of Miller & Co. LLP
23.15*            Consent of Coopers & Lybrand L.L.P.
23.16*            Consent of KPMG Peat Marwick LLP


------------------
* FILED HEREWITH